Exhibit 17.1



November 14, 2006


Mr. Stephen D. Replin
Director
Regatta Capital Partners, Inc.
Denver, Colorado

Re:      Resignation


Dear Steve

Effective immediately, I hereby resign my position as President and as a member of the Board of Directors of Regatta Capital Partners, Inc.


Sincerely,


/s/ JAMES P. GREGORY
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    JAMES P. GREGORY